KR Master Fund L.P.

Annual Report
December 31, 2013

Pursuant to Commodity Futures Trading Commission Rule 4.7, Ceres Managed
Futures LLC has claimed an exemption with respect to KR Master Fund L.P.
from certain reporting requirements.

CERES MANAGED FUTURES LLC

To the Limited Partners of
KR Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

/s/Alper Daglioglu
By:	Alper Daglioglu
President and Director Ceres Managed Futures LLC General Partner, KR Master Fund L.P.

Ceres Managed Futures LLC 522 Fifth Avenue 14th Floor New York, NY 10036 (855) 672-4468

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
KR Master Fund L.P.:

We have audited the accompanying statements of financial condition of KR Master Fund L.P. (the "Partnership"), including the condensed schedules of investments, as of December 31, 2013 and 2012, and the related statements of income and expenses and changes in partners’ capital for the years ended December 31, 2013 and 2012 and for the period May 1, 2011 (commencement of trading operations) to December 31, 2011. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of KR Master Fund L.P. as of December 31, 2013 and 2012, and the results of its operations and changes in its partners’ capital for the years ended December 31, 2013 and 2012, and for the period May 1, 2011 (commencement of trading operations) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
March 25, 2014

KR Master Fund L.P.
Statements of Financial Condition
December 31, 2013 and 2012

	2013	2012
Assets:
Equity in trading account:
Cash (Note 3c)	$41,024,193	$106,854,265
Cash margin (Note 3c)	2,322,125	3,602,748
Net unrealized appreciation on open forward contracts	—	103,052
Options purchased, at fair value (cost $2,559,422 and $6,813,555, respectively)	694,598	5,494,376

Total trading equity	44,040,916	116,054,441
Expense reimbursements	2,929	3,965

Total assets	$44,043,845	$116,058,406

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open futures contracts	$ 630,148	$ 1,013,613
Net unrealized depreciation on open forward contracts	668,793	—
Options premium received, at fair value (premium $181,240 and $90,440, respectively)	127,950	82,320
Accrued expenses:
Professional fees	28,684	72,236
Clearing fees due to MS&Co.	1,210	—

Total liabilities	1,456,785	1,168,169

Partners’ Capital:
General Partner	—	—
Limited Partners	42,587,060	114,890,237

Total liabilities and partners’ capital	$44,043,845	$116,058,406

See accompanying notes to financial statements.

KR Master Fund L.P.
Condensed Schedule of Investments
December 31, 2013

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy	25	$ (16,543)	(0.04)%
Grains	85	(14,820)	(0.03)
Livestock	57	36,790	0.09
Metals	21	(12,615)	(0.03)

Total futures contracts purchased		(7,188)	(0.01)

Futures Contracts Sold
Energy	34	(15,840)	(0.04)
Grains	115	90,320	0.21
Livestock	43	40,310	0.09
Metals	208	(737,750)	(1.73)

Total futures contracts sold		(622,960)	(1.47)

Unrealized Appreciation on Open Forward Contracts
Metals	800	3,982,786	9.35

Total unrealized appreciation on open forward contracts		3,982,786	9.35

Unrealized Depreciation on Open Forward Contracts
Metals	812	(4,651,579)	(10.92)

Total unrealized depreciation on open forward contracts		(4,651,579)	(10.92)

Options Purchased
Call
Energy	452	660,180	1.55

Call options purchased		660,180	1.55

Put
Grains	170	5,038	0.01
Livestock	226	29,380	0.07

Put options purchased		34,418	0.08

Total options purchased		694,598	1.63

Options Premium Received
Call
Energy	68	(103,800)	(0.24)

Call options premium received		(103,800)	(0.24)

Put
Energy	23	(24,150)	(0.06)

Put options premium received		(24,150)	(0.06)

Total options premium received		(127,950)	(0.30)

Net fair value		$ (732,293)	(1.72)%

See accompanying notes to financial statements.

KR Master Fund L.P.
Condensed Schedule of Investments
December 31, 2012

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy	210	$ 514,486	0.45%
Grains	1,261	(1,166,667)	(1.02)
Livestock	398	40,970	0.04
Metals	266	(43,100)	(0.04)
Softs	164	34,785	0.03

Total futures contracts purchased		(619,526)	(0.54)

Futures Contracts Sold
Energy	98	(184,310)	(0.16)
Grains	56	25,550	0.02
Livestock	32	8,000	0.01
Metals	566	(289,185)	(0.25)
Softs	100	45,858	0.04

Total futures contracts sold		(394,087)	(0.34)

Unrealized Appreciation on Open Forward Contracts
Metals	1,228	3,399,598	2.96

Total unrealized appreciation on open forward contracts		3,399,598	2.96

Unrealized Depreciation on Open Forward Contracts
Metals	1,141	(3,296,546)	(2.87)

Total unrealized depreciation on open forward contracts		(3,296,546)	(2.87)

Options Purchased
Call
Energy	924	2,962,680	2.58
Grains	1,021	124,681	0.11
Softs	196	150,360	0.13

Call options purchased		3,237,721	2.82

Put
Grains	3,455	1,848,375	1.61
Livestock	692	408,280	0.35

Put options purchased		2,256,655	1.96

Total options purchased		5,494,376	4.78

Options Premium Received
Call
Softs	196	(82,320)	(0.07)

Total options premium received		(82,320)	(0.07)

Net fair value		$ 4,501,495	3.92%

See accompanying notes to financial statements.

KR Master Fund L.P.
Statements of Income and Expenses
for the years ended December 31, 2013, 2012
and for the period May 1, 2011
(commencement of trading operations)
to December 31, 2011

	2013	2012	2011
Investment Income:
Interest income	$ 25,093	$ 59,059	$ 4,538

Expenses:
Clearing fees	260,783	512,271	199,979
Professional fees	86,464	66,157	70,950

Total expenses	347,247	578,428	270,929
Expense reimbursements	(40,589)	(57,161)	—

Net expenses	306,658	521,267	270,929

Net investment income (loss)	(281,565)	(462,208)	(266,391)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(4,286,195)	(5,263,717)	(7,999,546)
Change in net unrealized gains (losses) on open contracts	(888,854)	721,125	(2,942,745)

Total trading results	(5,175,049)	(4,542,592)	(10,942,291)

Net income (loss)	$(5,456,614)	$(5,004,800)	$(11,208,682)

See accompanying notes to financial statements.

KR Master Fund L.P.
Statements of Changes in Partners’ Capital
for the years ended December 31, 2013, 2012 and
for the period May 1, 2011
(commencement of trading operations)
to December 31, 2011

Partners’ Capital
Initial capital contributions from limited partners at May 1, 2011	$78,913,306
Net income (loss)	(11,208,682)
Subscriptions	48,778,308
Redemptions	(4,539,843)
Distribution of interest income to feeder funds	(4,538)

Partners’ Capital at December 31, 2011	111,938,551
Net income (loss)	(5,004,800)
Subscriptions	40,929,684
Redemptions	(32,914,139)
Distribution of interest income to feeder funds	(59,059)

Partners’ Capital at December 31, 2012	114,890,237
Net income (loss)	(5,456,614)
Subscriptions	4,878,753
Redemptions	(71,700,223)
Distribution of interest income to feeder funds	(25,093)

Partners’ Capital at December 31, 2013	$42,587,060

See accompanying notes to financial statements.

KR Master Fund L.P.
Notes to Financial Statements
December 31, 2013

1.	Partnership Organization:

KR Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of Delaware on April 21, 2011, to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options, swaps and forward contracts. The sectors traded include energy, grains, livestock, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange and Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. As of December 31, 2013, all trading decisions for the Master are made by the Advisor (defined below).

On May 1, 2011 (commencement of trading operations), Commodity Advisors Fund L.P. (“Commodity Advisors”) and Tactical Diversified Futures Fund L.P. (“Tactical”) each allocated a portion of their capital to the Master. Commodity Advisors allocated a portion of its capital with cash equal to $13,913,306 and Tactical allocated a portion of its capital with cash equal to $65,000,000. On January 1, 2012, Morgan Stanley Smith Barney Spectrum Currency and Commodity L.P. (“Spectrum Currency”) allocated a portion of its capital to the Master with cash equal to $13,925,721. The Master was formed to permit commodity pools managed by Krom River Investment Management (Cayman) Limited and Krom River Trading AG (together, and each separately, the “Advisor”) using the Krom River Commodity Program, the Advisor’s proprietary, systematic trading system which will be traded on both a fundamental and technical basis, to invest together in one trading vehicle. The General Partner and the Advisor have agreed that the Advisor will trade the Master’s assets at a level that is up to 1.5 times the amount of such assets.

During the period covered by the report, the Master’s commodity brokers were Morgan Stanley and Co. LLC (“MS&Co”) and Citigroup Global Markets Inc. (“CGM”).

The Master operates under a structure where its investors consist of Commodity Advisors, Tactical and Spectrum Currency (each a “Feeder”, collectively the “Funds”). Commodity Advisors, Tactical and Spectrum Currency owned approximately 11.8%, 71.1% and 17.1% of the Master at December 31, 2013, respectively. Commodity Advisors, Tactical and Spectrum Currency owned approximately 9.4%, 81.8% and 8.8% of the Master at December 31, 2012, respectively.

The Master will be liquidated under certain circumstances, as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

2.	Accounting Policies:

a.
Use of Estimates.    The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.
Master’s Investments.    All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses are included in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.
The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

On October 1, 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2012- 04 “Technical Corrections and Improvements,” which makes minor technical corrections and clarifications to Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures.” When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term “fair value” in certain pre-Codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. ASU 2012-04 also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at “market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820.

The Master considers prices for exchange-traded commodity futures, forwards, swaps and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forwards, swaps and certain option contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2013 and 2012, the Master did not hold any derivative instruments for which market quotations are not readily available and that were priced by broker-dealers who derive fair values for those assets and liabilities from observable inputs (Level 2) or that were priced at fair value using observable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). During the years ended December 31, 2013 and 2012, there were no transfers of assets or liabilities between Level 1 and Level 2.

December 31, 2013	Quoted Prices in Active markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$ 181,606	$ 181,606	$ —	$ —
Forwards	3,982,786	3,982,786	—	—
Options purchased	694,598	694,598	—	—

Total assets	4,858,990	4,858,990	—	—

Liabilities
Futures	$ 811,754	$ 811,754	$ —	$ —
Forwards	4,651,579	4,651,579	—	—
Options premium received	127,950	127,950	—	—

Total liabilities	5,591,283	5,591,283	—	—

Net fair value	$(732,293)	$ (732,293)	$ —	$ —

December 31, 2012	Quoted Prices in Active markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$1,531,205	$ 1,531,205	$ —	$ —
Forwards	3,399,598	3,399,598	—	—
Options purchased	5,494,376	5,494,376	—	—

Total assets	10,425,179	10,425,179	—	—

Liabilities
Futures	$2,544,818	$ 2,544,818	$ —	$ —
Forwards	3,296,546	3,296,546	—	—
Options premium received	82,320	82,320	—	—

Total liabilities	5,923,684	5,923,684	—	—

Net fair value	$4,501,495	$ 4,501,495	$ —	$ —

d.
Futures Contracts.    The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.
London Metals Exchange Forward Contracts.    Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and changes in net unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

f.
Options.    The Master may purchase and write (sell) both exchange listed and over-the-counter (“OTC”), options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master writes an option, the premium received is recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Master purchases an option, the premium paid is recorded as an asset in the Statements of Financial Condition and marked to market daily. Net realized gains (losses) and changes in net unrealized gains (losses) on option contracts are included in the Statements of Income and Expenses.

g.
Income and Expenses Recognition.    All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

h.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current period. The General Partner concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2011 through 2013 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

i.
Subsequent Events.    The General Partner of the Master evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

j.
Recent Accounting Pronouncements.    In June 2013, the FASB issued ASU 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.” ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. The amendments are effective for interim and annual reporting periods beginning after December 15, 2013. The Master is currently evaluating the impact this pronouncement would have on the financial statements.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor. The Advisor is not affiliated with the General Partner or CGM/MS&Co. and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

Prior to and during part of the third quarter of 2013, the Master was party to a Customer Agreement with CGM (the “CGM Customer Agreement”). During the third quarter of 2013, the Master entered into a Customer Agreement with MS&Co. (the “MS&Co. Customer Agreement”) and terminated the CGM Customer Agreement.

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage and National Futures Association (“NFA”) fees (collectively the “CGM clearing fees”) were borne by the Master and allocated to the Funds. All other fees including CGM’s direct brokerage fees were borne by the Funds. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2012, the amount of cash held by the Master for margin requirements was $3,602,748.

Under the MS&Co. Customer Agreement, the Master will pay MS & Co. trading fees for the clearing and, where applicable, the execution of transactions. Further all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively the “MS&Co clearing fees” and together with the CGM clearing fees, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. All of the Master’s assets are deposited in the Master’s account at MS&Co. The Master’s cash is deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2013, the amount of cash held by the Master for margin requirements was $2,322,125. The MS&Co. Customer Agreement may generally be terminated upon notice by either party.

Spectrum Strategic pays to Morgan Stanley & Co. LLC (“MS&Co.”) a monthly brokerage fee at a flat rate of 1/12 of 6% per month (a 6% annual rate) of the net assets of Spectrum Strategic allocated to the Advisor as of the first day of each month. Such fee includes clearing fees that are charged to the Master, therefore, the Master receives monthly expense reimbursements on clearing fees from MS&Co. incurred during such month, as shown on the Statements of Income and Expenses as expense reimbursements, based on the beginning of the month Partners’ capital allocation percentage of Spectrum Strategic in the Master.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The MS&Co Customer Agreement with the Master gives, and the CGM Customer Agreement with the Master gave, the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and open forward contracts on the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended 2013 and 2012 were 1,224 and 3,280, respectively. The monthly average number of metals forward contracts traded during the years ended 2013 and 2012 were 2,794 and 2,746, respectively. The monthly average number of options contracts traded during the years ended 2013 and 2012, were 1,773 and 7,377, respectively.

On January 1, 2013, the Partnership adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial condition and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Reporting Financial Standards (“IFRS”). The new guidance did not have a significant impact on the Partnership’s financial statements.

The following tables summarize the valuation of the Master’s investments as of December 31, 2013 and 2012, respectively.

				Gross Amounts not Offset in the Statement of Financial Condition
December 31, 2013	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition	Financial Instruments	Cash Collateral Received	Net Amount
Assets
Futures	$ 181,606	$ (181,606)	$ —	$ —	$ —	$ —
Forwards	3,982,786	(3,982,786)	—	—	—	—
Options purchased	694,598	—	694,598	(127,950)	—	566,648

Total Assets	4,858,990	(4,164,392)	694,598	(127,950)	—	566,648

Liabilities
Futures	$(811,754)	$ 181,606	$ (630,148)	$ —	$ —	$(630,148)
Forwards	(4,651,579)	3,982,786	(668,793)	—	—	(668,793)
Options premium received	(127,950)	—	(127,950)	127,950	—	—

Total Liabilities	(5,591,283)	4,164,392	(1,426,891)	127,950	—	(1,298,941)

Net fair value						$(732,293)

				Gross Amounts not Offset in the Statement of Financial Condition
December 31, 2012	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition	Financial Instruments	Cash Collateral Received	Net Amount
Assets
Futures	$1,531,205	$(1,531,205)	$ —	$ —	$ —	$ —
Forwards	3,399,598	(3,296,546)	103,052	—	—	103,052
Options purchased	5,494,376	—	5,494,376	(82,320)	—	5,412,056

Total Assets	10,425,179	(4,827,751)	5,597,428	(82,320)	—	5,515,108

Liabilities
Futures	$(2,544,818)	$1,531,205	$ (1,013,613)	$ —	$ —	$(1,013,613)
Forwards	(3,296,546)	3,296,546	—	—	—	—
Options premium received	(82,320)	—	(82,320)	82,320	—	—

Total Liabilities	(5,923,684)	4,827,751	(1,095,933)	82,320	—	(1,013,613)

Net fair value						$4,501,495

The following tables indicate the gross fair values of derivative instruments of futures, forwards and option contracts as separate assets and liabilities as of December 31, 2013 and 2012.

December 31, 2013
Assets
Futures Contracts
Energy	$ 1,650
Grains	92,491
Livestock	81,480
Metals	5,985

Total unrealized appreciation on open futures contracts	$ 181,606

Liabilities
Futures Contracts
Energy	$ (34,033)
Grains	(16,991)
Livestock	(4,380)
Metals	(756,350)

Total unrealized depreciation on open futures contracts	$ (811,754)

Net unrealized depreciation on open futures contracts	$ (630,148)*

Assets
Forward Contracts
Metals	$ 3,982,786

Total unrealized appreciation on open forward contracts	$ 3,982,786

Liabilities
Forward Contracts
Metals	$ (4,651,579)

Total unrealized depreciation on open forward contracts	$ (4,651,579)

Net unrealized depreciation on open forward contracts	$ (668,793)**

Assets
Options Purchased
Energy	$ 660,180
Grains	5,038
Livestock	29,380

Total options purchased	$ 694,598***

Liabilities
Options Premium Received
Energy	$ (127,950)

Total options premium received	$ (127,950)****

*	This amount is included in “Net unrealized depreciation on open futures contracts” on the Statements of Financial Condition.

**	This amount is included in “Net unrealized depreciation on open forward contracts” on the Statements of Financial Condition.

***	This amount is included in “Options purchased, at fair value" on the Statements of Financial Condition.

****	This amount is included in “Options premium received, at fair value" on the Statements of Financial Condition.

2012
Assets
Futures Contracts
Energy	$ 638,366
Grains	74,908
Livestock	144,080
Metals	530,463
Softs	143,388

Total unrealized appreciation on open futures contracts	$1,531,205

Liabilities
Futures Contracts
Energy	$ (308,190)
Grains	(1,216,025)
Livestock	(95,110)
Metals	(862,748)
Softs	(62,745)

Total unrealized depreciation on open futures contracts	$(2,544,818)

Net unrealized depreciation on open futures contracts	$(1,013,613)*

Assets
Forward Contracts
Metals	$3,399,598

Total unrealized appreciation on open forward contracts	$3,399,598

Liabilities
Forward Contracts
Metals	$(3,296,546)

Total unrealized depreciation on open forward contracts	$(3,296,546)

Net unrealized appreciation on open forward contracts	$ 103,052**

Assets
Options Purchased
Energy	$2,962,680
Grains	1,973,056
Livestock	408,280
Softs	150,360

Total options purchased	$5,494,376***

Liabilities
Options Premium Received
Softs	$ (82,320)

Total options premium received	$ (82,320)****

*	This amount is included in “Net unrealized depreciation on open futures contracts” on the Statements of Financial Condition.

**	This amount is included in “Net unrealized appreciation on open forward contracts” on the Statements of Financial Condition.

***	This amount is included in “Options purchased, at fair value” on the Statements of Financial Condition.

****	This amount is included in “Options premium received, at fair value” on the Statements of Financial Condition.

The following tables indicate the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2013, 2012 and for the period from May 1, 2011 (commencement of trading operations), to December 31, 2011.

	2013	2012	2011
Sector
Currencies	$ (363,491)	$ (564,129)	$ (240,296)
Energy	(4,059,953)	(2,594,826)	(4,900,730)
Grains	(2,997,657)	2,298,579	(4,551,541)
Livestock	(722,752)	(1,839,345)	(1,270,100)
Metals	2,661,755	(248,241)	812,459
Softs	307,049	(1,594,630)	(792,083)

Total	$ (5,175,049)*****	$ (4,542,592)*****	$(10,942,291)*****

*****	This amount is included in “Total trading results” on the Statements of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master as of the end of any month. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master.

6.	Financial Highlights:

Ratios to average net assets for the year ended December 31, 2013, 2012 and for the period from May 1, 2011 (commencement of trading operations) to December 31, 2011 were as follows:

	2013	2012	2011
Net investment income (loss)*	(0.4)%	(0.4)%	(0.4)%**

Operating expenses	0.4%***	0.4%***	0.4%**

Total return	(6.0)%	(4.2)%	(11.9)%

*	Interest income less total expenses.

**	Annualized.

***	Percentages are after expense reimbursement (equal to 0% due to rounding for 2013 and 2012).

The above ratios may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios are calculated for the limited partner class using limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, swaps and options, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forwards, swaps and option contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forwards and option contracts. Specific market movements of commodities or future contracts underlying an option cannot be accurately predicted. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. During the reporting period, the Master had credit risk and concentration risk, as CGM and/or MS&Co. or their affiliates were sole the counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that through CGM and/or MS&Co, the Master’s counterparty is an exchange or clearing organization. The Master continues to be subject to such risk with respect to MS&Co.

As both a buyer and seller of options, the Master pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Master to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master does not consider these contracts to be guarantees.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.

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